Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CNFinance Holdings Limited:

We consent to the use of our report incorporated by reference herein.

Our report dated May 21, 2018 contains an explanatory paragraph that states that CNFinance Holdings Limited completed a reorganization through which it became the parent company of Sincere Fame International Limited on March 27, 2018.

/s/ KPMG Huazhen LLP

Guangzhou, China

April 19, 2019